Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Form of Control
Brera Milano S.r.l. (formerly KAP S.r.l.)	Italy	Subsidiary
Brera Strumica FC (formeryly Fudbalski Klub Akademija Pandev)	North Macedonia	Subsidiary
UYBA Volley S.s.d.a.r.l.	Italy	Subsidiary